10.46 March 18, 2011 Contract Manufacturing Agreement with Ingenion Design, Ltd.

CONTRACT MANUFACTURING AGREEMENT

Between

Ingenion Design Ltd.

and

CUI Global Inc.

March 18, 2011

CUI Global, Inc.

Table of Contents

CUI Global, Inc.

This Contract Manufacturing Agreement ("Agreement") is entered into this ____ day of January 2011 ("Effective Date") between INGENION DESIGN Ltd. ("INGENION"), having its place of business at Kym Road, Bicton Industrial Park, Kimbolton, Cambridgeshire. PE28 0LW United Kingdom and CUI Global Inc. ("CUI Global") having its place of business at 20050 SW 112th Avenue, Tualatin, Oregon 97062.

WHEREAS INGENION is engaged, *inter alia*, in contract electronic manufacturing and provision of related services worldwide;

AND WHEREAS CUI Global has agreed to purchase and INGENION has agreed to provide the services and materials hereinafter described in connection with the manufacture of CUI Global's products.

FOR VALUE RECEIVED, the parties agree as follows:

SECTION 1.0 - DEFINITIONS

In this Agreement, unless the context otherwise requires;

1.1 "Assembly Charges" means the charges detailed in Schedules "1-5" to this Agreement, including without limitation, charges for board level assembly, in-circuit test, functional testing, system level assembly, system level test, enclosures, interconnect, packaging and shipping from INGENION's plant of manufacture as agreed by CUI Global.

1.2 "Confidential Information" means trade secrets, know-how, inventions (whether patentable or not), ideas, improvements, materials, data, specifications, drawings, processes, results, and formulae and all other confidential business, technical and financial information of CUI Global, including without limitation, the Specifications and the Product components delivered to INGENION by CUI Global.

1.3 "Customer Specific Materials" means parts, components and other materials listed in the Master Bill of Material which as of a particular date are not anticipated to be usable for products to be manufactured by INGENION for customers other than CUI Global.

1.4 "Economic Order Quantity" means the minimum quantity specified by a supplier to obtain advantageous pricing for individual parts, components and other materials listed in the Master Bill of Material.

1.5 "Engineering Change Order" means any change initiated by CUI Global to the Product or its design, manufacturing or content. No engineering changes may be made without the prior written approval of CUI Global.

1.6 "Excess Materials" means parts, components and other materials listed in the Master Bill of Material which as of a particular date are not anticipated to be consumed within 30 days thereafter, based on Purchase Orders or Forecasts in effect as of such particular date.

1.7 "First Month" has the meaning given in Section 8.1.

1.8 "Forecast" means a Product projection as described in Schedule "2" to this Agreement and in Section 8.2.

1.9 "Intellectual Property" means processes and procedures developed or acquired by INGENION for the manufacture of Products, including without limitation, product binders, manufacturing process documentation, photographs, custom tooling, fixtures, production line setup, line layouts, manufacturing process improvements. Additionally, as relates to INGENION's manufacturing of the Product: designs, drawings, plans, reports, patterns, charts, graphs, operation sheets, practices, inventions, computer software (including source code and object code), flow charts, manuals, functional descriptions, operating

data and other similar data and information, including any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, industrial designs and any other intellectual property and related applications for any of the foregoing. All of the above described items that are purchased, developed or designed at a direct cost to CUI Global, are excluded from this definition (hereinafter this exclusion is referred to as "CUI Global Intellectual Property").

1.10 "Inventory" means all parts, components and other materials that are specifically required for the manufacture of Products and purchased by INGENION on behalf of CUI Global.

1.11 "Master Bill of Material" means the parts, components and other materials used in the Product described in this Agreement, as it may be modified pursuant to Section 6.1.

1.12 "Minimum Purchase Quantity" means the minimum purchase quantity available from suppliers for parts, components and other materials listed in the Master Bill of Material.

1.13 "Non-cancelable, Non-returnable Materials" means parts, components and other materials listed in the Master Bill of Material for which suppliers, manufacturers, or distributors have limited or restricted the purchasers' rights, including rights of return, rescheduling and cancellation.

1.14 "Obsolete Materials" means parts, components and other materials listed in the Master Bill of Material which as of a particular date are anticipated to have zero demand within 90 days thereafter, based on the current Forecast in effect as of such particular date, and which are not associated with Products currently manufactured by INGENION;

1.15 "Offline Products" has the meaning given in Section 4.4.

1.16 "Prime Rate" on any day means the annual rate of interest established by the WSJ Prime Rate from time to time as its reference rate then in effect for determining interest rates on U.S. dollar commercial loans made by it in the United States of America.

1.17 "Product(s)" means CUI Global's products manufactured by INGENION hereunder as defined in Schedule 1.17 attached hereto and made a part hereof which Products shall change from time-to-time by mutual agreement.

1.18 "Product Technology" has the meaning given in Section 12.3.

1.19 "Property" means any parts, components and other materials, tooling, fixtures, or test equipment (i) provided by CUI Global to INGENION, or (ii) purchased by INGENION on CUI Global's behalf in connection with the manufacture or assembly of the Product by INGENION, provided that CUI Global has paid to INGENION all amounts owing in respect thereof.

1.20 "Purchase Order" means a purchase order provided by CUI Global to INGENION in respect of Products.

1.21 "Services" means the provision by INGENION of all required parts, components and other materials as listed in the Master Bill of Material together with all assembly services including, but not limited to board level assembly, in-circuit and functional testing, packaging and shipping of finished Product.

1.22 "Specifications" means, with respect to each Product, the Master Bill of Material, schematics, assembly drawings, process documentation, test specifications, current revision number and approved vendor list as agreed in writing by CUI Global and INGENION for such Product, and any written revisions thereof.

SECTION 2.0 - SERVICES AND PRODUCTS TO BE PROVIDED BY INGENION (LICENSE RIGHTS)

2.1 Subject to and in accordance with the terms and conditions of this Agreement, CUI Global agrees to purchase the Services and the Products exclusively from INGENION. For greater certainty, except as expressly provided in this Agreement, CUI Global shall not purchase from any other supplier products that are the same as or similar to the Products. Prior to the time of CUI Global placing the first Purchase Order for Product, the parties shall have mutually agreed on all Specifications, Assembly Charges, and Services that are not in conformity with this Agreement.

2.2 During the term of and subject to the terms and conditions of this Agreement, CUI Global grants INGENION a non-transferable, non-assignable, non-exclusive, royalty-free limited license, with a limited right to grant sublicenses only as set forth in this Agreement to use the CUI Global technology and functional test systems associated with the CUI Global technology solely for the manufacture and testing of the Products in accordance with the terms and conditions of this Agreement ("Licensed Rights").

2.3 INGENION may sublicense the Licensed Rights to an approved subcontractor only with CUI Global's prior written consent to such sublicense. Such sublicense shall be solely for the purpose of manufacturing and testing of the Products in accordance with the terms and conditions of this Agreement. Such sublicense shall bind such subcontractor to the same non-competition and non-disclosure terms and conditions of this Agreement.

2.4 In exchange for such exclusive agreement, Ingenion shall use best efforts to obtain lowest possible component and sub-manufacturing pricing as quantities increase and/or manufacturing methods/efficiencies improve. Any such savings or any cost increases will be passed onto CUI Global in revised quotations against volume, which will be issued at least quarterly.

SECTION 3.0 - TERM OF AGREEMENT

3.1 The term of this Agreement shall be three years from the Effective Date unless terminated earlier pursuant to the provisions of Section 13.0 hereof. The term of this Agreement may thereafter be renewed for successive terms by mutual agreement. After the three year term of this Agreement and if the Agreement is not renewed as provided above, this Agreement may be terminated by either party only after a three (3) months written notice to the other party.

SECTION 4.0 - PRICING

4.1 CUI Global agrees to pay Ingenion within Ingenion's terms and conditions for the Products, Assembly charges and all other aspects of the Services required in connection therewith as mutually agreed from time-to-time. Notwithstanding anything to the contrary in this Agreement, unless otherwise agreed by the parties in writing, all prices quoted by INGENION shall remain in effect for a period of three months from the date of written quotation, with update pricing provided to CUI Global on a quarterly basis. Such prices shall be exclusive of all applicable taxes. In the event that there is a change in market conditions or pricing from suppliers in connection with any parts, components and other materials to be purchased by INGENION, then either party may request amendment to any quoted price by giving written notice to the other party detailing the specific reasons for the requested pricing change. The parties shall then use their reasonable commercial efforts to attempt to negotiate, in good faith; any required amendment to any such quoted price(s) to fairly reflect the change in market conditions. If such an amendment is negotiated by the parties, an appropriate adjustment shall be made to the price for each unit of Product incorporating any parts, components or other materials subject to the price change from quoted prices.

4.2 The terms of payment by CUI Global shall be Net 30 days from date of invoice or shipment, whichever is the last to occur. In the event outstanding balances extend beyond 30 days, INGENION will work with CUI Global to rectify the past due balances. If the overdue payments are not made current to the satisfaction of INGENION, INGENION reserves the right to place all shipments to CUI Global on hold until all past due amounts owing to INGENION by CUI Global have been paid. Additionally INGENION reserves the right to charge CUI Global interest on any overdue payment owing under this Agreement at a rate per annum equal to the Prime Rate plus 4% per annum, such interest to accrue, be calculated daily, and will not be unreasonably applied.

4.3 In the event that any Engineering Change Order or change to the Master Bill of Material results in an increase or decrease in the price of, or time required for, the performance of any aspect of the Services, the parties will negotiate, in good faith, an appropriate adjustment to the contract pricing and/or delivery schedule to reflect such changes. After prior written approval by CUI Global, CUI Global shall be responsible for all costs related to obsolescence and additional set-up costs relating to any Product changes requested by CUI Global. INGENION will use reasonable commercial efforts to minimize such costs.

4.4 Material scrap/shrinkage is included in the quoted price. All final product that has been manufactured correctly in accordance with the documentation and that passes inspection and all the agreed tests according to the published schedule will be charged. Any subsequent inadequacy expressed in the design by virtue of component tolerances or otherwise preventing the final product from being shipped to an end-user shall not be Ingenion's liability.

In the event CUI Global's design of parts, components and other materials and/or required procurement of parts, components or other materials from the approved vendor list directly results in the normal yield characteristics of a part, component or other material and/or assembly process not being met, INGENION shall have the right to invoice CUI Global for any scrap and/or shrinkage cost in excess of the 1% level and/or any additional process assembly costs, provided that (1) INGENION has provided CUI Global with written reports indicating INGENION's detection of the fault(s) which is attributable to CUI Global's design.

In the event INGENION's manufacturing/fabrication/assembly process and/or any engineering initiated by INGENION directly results in the normal yield characteristics of a part, component or other material and/or assembly process not being met, INGENION shall immediately notify CUI Global of the manufacturing/fabrication/assembly process and/or engineering deficiency and shall account to CUI Global for all of the non-salvageable parts and components.

During the normal manufacturing process, it is possible that Products produced in accordance with all Specifications will not pass Product testing. After prior written approval of CUI Global, INGENION reserves the right to use commercially reasonable efforts to repair and or rework the Product. In the event it is unfeasible to repair the Product to a shippable state, INGENION will invoice CUI Global after a period of 30 days for the Product.

4.5 INGENION's quoted Assembly Charges are based on standard deliveries of parts, components and other materials available to the electronics industry. In the event that certain parts, components or other materials are on allocation or in the event that additional costs are incurred in order to procure parts, components or other materials to meet changes in CUI Global's Forecasts that are beyond the agreed upon allowable variance in scheduling referred to in Section 8.1, then, after prior written approval by CUI Global, such additional costs shall be invoiced to CUI Global. In addition, CUI Global shall be responsible for any additional costs resulting from Engineering Change Orders,

replacement of suppliers requested by CUI Global in writing or special transportation of Products requested by CUI Global in writing, including without limitation, all applicable freight charges, duties, taxes and brokerage fees, and CUI Global shall indemnify and save harmless INGENION in connection with such costs.

4.6 All cost reductions and their implementation initiated by CUI Global and agreed by Ingenion will be reflected in the quarterly quotations as they relate to volume. The reduction, which will not be unreasonably withheld will take account of existing stock, tooling, labour, timing and any other relevant factor.

SECTION 5.0 - OWNERSHIP OF PROPERTY

5.1 The parties acknowledge and agree that the Property, CUI Global Intellectual Property and Specifications are owned by CUI Global and shall not be disposed of in any way without CUI Global's prior written authorization. INGENION agrees to act in a commercially reasonable and prudent manner in its handling and storage of Property so as to minimize any loss or damage thereto. INGENION further agrees to segregate the Property from other materials in INGENION's possession and ensure that at all times the Property is clearly identified as being the property of CUI Global. The parties acknowledge and agree that the Property shall be independently insured by CUI Global.

5.2 All CUI Global Intellectual Property and any tooling and/or equipment along with the procedures and processes necessary to operate and understand the said tooling and equipment supplied by CUI Global ("CUI Global Property") or developed or procured by INGENION pursuant to this Agreement at CUI Global's expense, shall remain the property of CUI Global and shall: (i) be clearly marked or tagged as the property of CUI Global, (ii) be and remain personal property, and not become a fixture to real property, (iii) be subject to inspection by CUI Global at any time, (iv) be used only in filling purchase orders from CUI Global, (v) be kept free by INGENION of liens and encumbrances, (vi) not be modified in any manner by INGENION without the prior written approval of CUI Global and (vii) be maintained by INGENION in accordance with CUI Global's Maintenance Procedures. CUI Global shall retain all rights, title and interest in the CUI Global Property and INGENION agrees to treat and maintain the CUI Global Property with the same degree of care as INGENION uses with respect to its own valuable equipment. INGENION shall bear all risk of loss or damage to CUI Global Property until it is returned to CUI Global. Upon CUI Global's request, INGENION shall deliver all CUI Global Property to CUI Global in good condition, normal wear and tear excepted, without cost to CUI Global (exclusive of freight costs); CUI Global shall determine the manner and procedure for returning the CUI Global Property, and shall pay the corresponding freight costs. INGENION waives any legal or equitable right it may have to withhold CUI Global Property, and INGENION agrees to execute all documents, or instruments evidencing CUI Global's ownership of the CUI Global Property as CUI Global may from time to time request. All processes and procedures other than those described above as CUI Global Property, may be retained by INGENION provided, however, that INGENION shall not uses any of such processes and/or procedures in any manner, either directly or indirectly, for the production, manufacture or sale of any product that competes with any of the products of CUI Global.

5.3 INGENION shall provide to CUI Global, at no charge to CUI Global, an annual inventory before January 31 taken during the month of January, of all Excess Material, Inventory, Products and Property in the possession of INGENION.

5.4 Upon request by CUI Global a mutually agreed date with Ingenion will be set within 1 month of the initial request and during normal business hours whereby Ingenion will grant access to its manufacturing facilities and records to CUI Global inspectors. INGENION shall allow such inspectors to inspect the manufacturing and quality control, testing operations, compliance procedures and records relating to the Products, as well as

Inventory levels to ensure that INGENION can meet CUI Global's future orders for Products, and is otherwise satisfying its obligations under this Agreement. INGENION shall promptly implement corrective action to remedy deficiencies identified by CUI Global during such inspections or in order to comply with the Specifications and this Agreement.

SECTION 6.0 – PRODUCT CHANGES; INVENTORY; PRODUCT MANAGEMENT

6.1 The introduction of new designs or the obsolescence of prior designs as agreed to by the parties from time-to-time may require Engineering Change Orders that may result in changes to the Master Bill of Material. Both parties shall use reasonable commercial efforts to accommodate such changes, subject to Section 4.3.

6.2 Inventory held by INGENION on behalf of CUI Global to meet the finished Product volumes contained in the Purchase Orders and Forecasts, that:

(i) are Customer Specific Materials or Non-Cancelable, Non-Returnable Materials, or

(ii) are subject to Minimum Purchase Quantity or Economic Order Quantity requirements,

that become Excess Materials or Obsolete Materials due to any Engineering Change Orders, introduction of new designs, obsolescence of prior designs, changes in the Master Bill of Material, Forecast changes, variations, reschedules, cancellations, production delays, termination of this Agreement (other than by CUI Global pursuant to Section 13.1), or the end of the life of a Product, any of which that are initiated by or caused by CUI Global, shall become CUI Global's responsibility. Any such Inventory shall be purchased outright by CUI Global or prepaid by CUI Global to the total dollar value thereof and moved to a "Customer Owned" location within INGENION, within the month in which the Inventory becomes Excess Materials or Obsolete Materials. Any Excess Materials or Obsolete Materials subject to purchase or prepayment by CUI Global will be sold by INGENION to CUI Global at raw material cost plus a 3% overhead recovery fee, plus any restocking fee imposed by the suppliers, manufacturers, or distributors of such Inventory. INGENION shall use reasonable effort to assist CUI Global in selling or otherwise disposing of said Excess Materials or Obsolete Materials at no charge to CUI Global in addition to the 3% overhead as mentioned above herein. A list detailing the Customer Specific Materials, Non-Cancelable, Non-Returnable Materials, Excess Materials and Obsolete Materials will be provided to CUI Global by INGENION on a monthly basis. INGENION shall notify CUI Global in writing of any such pending charges prior to the transaction involving such Inventory.

In the event that such Excess Materials or Obsolete Materials are sold to CUI Global at raw material cost plus a 3% overhead recovery fee and are later deemed by INGENION to be reusable in the manufacturing process, then INGENION shall repurchase the said Excess Materials or Obsolete Materials from CUI Global at raw material cost plus a 3% overhead recovery fee such that the purchase price and overhead recovery fee from INGENION to CUI Global shall be equal to the purchase price and overhead recovery fee from CUI Global to INGENION.

SECTION 7.0 - LIMITED WARRANTY AND LIMITATIONS OF DAMAGES

7.1 INGENION warrants that the Products will conform to CUI Global's applicable Specifications and will be free from defects in workmanship, for a period of one year from the date of delivery to CUI Global. This warranty does not apply to: (a) defects resulting from CUI Global's design of the Products, (b) Products used in violation of written procedures or instructions furnished by INGENION, or (c) Products that have been abused, damaged, altered, misused or improperly installed, modified or repaired by any person or entity after title passes to CUI Global. <u>Notwithstanding anything else in this</u>

Agreement. INGENION assumes no liability for or obligation related to the performance, accuracy, Specifications, failure to meet Specifications or defects of or due to tooling, designs or instructions produced or supplied by CUI Global. Upon any failure of a Product to comply with the foregoing warranty, INGENION's sole obligation, and CUI Global's sole remedy, is for INGENION, at its option, to promptly repair, replace or credit such unit and return it to CUI Global or the customer of CUI Global, freight pre-paid. In order to obtain service under this warranty", the customer of CUI Global shall: (a) contact CUI Global for initial minor remedial discussions and instructions; if these discussions and instructions are not successful in solving the issue, then (b) CUI Global shall contact Ingenion to obtain agreement that the unit is faulty and requires repair whereupon a RMA number along with specific shipping instructions, freight charges to be paid by the customer. CUI Global will then provide the RMA number to the customer along with the shipping instructions. Under this warranty, Ingenion will use reasonable commercial efforts to provide the CUI Global customer with a repaired or replaced product at the option and expense of Ingenion, freight prepaid by Ingenion within a reasonable period of receipt of a defective product. All communications with CUI Global's customer is the sole responsibility of CUI Global for all warranty issues.

7.2 INGENION further represents, warrants and covenants to CUI Global as follows:

(a) The Services shall be provided by INGENION in a professional, workmanlike and timely manner.

(b) INGENION shall provide board level assembly and testing in accordance with the Specifications and mutually agreed testing procedures

(c) INGENION shall comply with all applicable laws and regulations in providing the Services.

(d) INGENION shall manufacture the Products in ISO 9001:2008 and BASEEFA or any other mutually agreed standard, certified facilities and notify CUI Global should there be any change in the certification status. The parties shall identify a standard quality reporting method of quality data and process response mechanisms which will be provided to CUI Global on an ongoing basis.

(e) INGENION has been granted or issued all permits required for the storage, handling, and disposal of all materials or hazardous waste used by INGENION in the performance of this Agreement. INGENION has implemented programs necessary to monitor and maintain all required licenses and permits and to prevent releases of the material to the environment. INGENION's employees shall have been trained to properly, safely, and legally (in accordance with all applicable local, state, and federal laws and regulations) handle hazardous material and wastes. INGENION shall notify CUI Global in writing, immediately upon discovery of any regulatory action taken or initiated against INGENION, whether or not such action relates to or arises out of this Agreement that may impact INGENION's ability to deliver the Products. Regulatory compliance and management of INGENION's facilities and processes is strictly the responsibility of INGENION and CUI Global has no express or implied responsibility for the same.

7.3 Notwithstanding any prior inspection or payment by CUI Global, CUI Global may reject any portion of any shipment of Products that do not conform to the Specifications as determined by CUI Global following quality control tests and inspection or as otherwise found to be defective. Any Products so returned to INGENION shall, at the option and expense of INGENION, be repaired or replaced within five (5) business days of receipt by INGENION of the rejected Product; provided that: (i) CUI Global obtains a Return Material Authorization ("RMA") from INGENION prior to returning the Products, INGENION shall provide CUI Global with a RMA promptly upon request and (ii) the failure analysis conducted by CUI Global shall accompany the Product.

7.4 Rejection of any portion of any shipment of Products which do not conform to the Specifications as determined by CUI Global's End Customer and confirmed by CUI

Global after following the procedure described in Section 7.1 above, shall be returned to INGENION in accordance with the procedure as set forth in Section 7.1 above.

7.5 INGENION agrees to pass through to CUI Global the warranty, if any, originally provided to INGENION by the manufacturer of such components.

7.6 THE PARTIES MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, DISCLAIM ALL OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

7.7 NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, PUNITIVE OR CONTINGENT LOSSES OR DAMAGES ARISING UNDER THIS AGREEMENT, INCLUDING LOSS OF REVENUE, PROFIT, OR FAILURE TO REALIZE EXPECTED SAVINGS, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. THE PROVISIONS OF THIS SECTION SHALL APPLY ONLY IN RESPECT OF ANY CLAIMS, DEMANDS, ACTIONS, LOSSES, DAMAGES, COSTS OR EXPENSE OF INGENION AND CUI GLOBAL OR ANY OTHER PERSON OR ENTITY, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, TRADE NAMES, INDUSTRIAL DESIGNS, TRADE SECRETS OR OTHER SUCH RIGHTS, BREACH OF A FUNDAMENTAL TERM, FUNDAMENTAL BREACH OR OTHERWISE.

7.8 CUI Global may authorize INGENION to perform repair work on out-of warranty Products. Prices for this rework must be approved in writing by CUI Global and authorized by a Purchase Order. Prices for this repair shall be by mutual written agreement of the Parties. INGENION warrants that repaired out-of-warranty Products shall be of good material and free of workmanship defects, for a period of ninety (90) days after delivery to CUI Global's designated location.

SECTION 8.0 - SCHEDULE OF DELIVERIES / ORDER REQUIREMENTS / FORECAST

8.1 CUI Global will provide and maintain non-cancellable Purchase Orders against the quarterly quotations as they exist from time to time on or prior to the 15th day of each month, which will set forth specifics as to required quantities and mutually agreed delivery dates taking account of customer requirements, as well as component lead times such as they are known and resources. Ingenion will be obligated to manufacture and will use its best endeavours to deliver to CUI Global on the shipping date designated in the Purchase Order not withstanding forces beyond its control.

8.2 INGENION will execute a material procurement strategy in accordance with the Purchase Orders and Forecasts issued by CUI Global and as dictated by component lead-times. Any changes will be in accordance to details as outlined in Section 8.0 and any resultant liabilities for materials will be per section 6.0 of this Agreement.

8.3 In the event that CUI Global issues any Engineering Change Orders or any similar orders or notices requiring any change in the Products listed in CUI Global's Purchase Orders that affects the agreed upon delivery date, INGENION shall have the right to invoice and ship or invoice and hold the finished Products, prior to completion of the requested Engineering Change Orders, 15 days after the original schedule date. All assembled and work in process Product requiring treatment by this Engineering Change Order will be considered rework. Any rework charges will be calculated by INGENION and will be subject to agreement by CUI Global and INGENION will execute such rework upon receipt of a rework Purchase Order from CUI Global.

against, any liabilities (including, without limitation, costs and expenses of litigation, reasonable legal fees, settlements, and damages) arising from defects in the Specifications or the design of the Products as supplied by CUI Global, and from any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, industrial designs, proprietary rights and processes or other such rights by the Products. INGENION shall promptly notify CUI Global of any claims related to such indemnification and no such claim shall be settled without CUI Global's prior written consent.

11.4 INGENION hereby accepts responsibility for, and shall defend, indemnify, and hold harmless CUI Global, its officers, directors, employees, agents, and shareholders against, any liabilities (including, without limitation, costs and expenses of litigation, reasonable legal fees, settlements, and damages) arising from defects in the manufacturing and assembling process of the Products as supplied by INGENION, and from any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, industrial designs, proprietary rights and processes or other such rights as relates to the manufacturing and assembling process designed or utilized by INGENION in the fabrication of the Products. CUI Global shall promptly notify INGENION of any claims related to such indemnification and no such claim shall be settled without INGENION's prior written consent. INGENION shall maintain product liability insurance in an amount equal to £2,000,000 in order to fulfill its obligations under this provision.

SECTION 12.0 – PROTECTION OF INTERESTS

12.1 INGENION shall, during the term of this Agreement and for a period of three years thereafter: (a) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from CUI Global unless so authorized in writing by CUI Global; (b) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (c) not use, directly or indirectly, the Confidential Information in any respect of its business, except as necessary to perform the Services contemplated by this Agreement; (d) restrict the disclosure or availability of the Confidential Information to those suppliers and subcontractors and others who have read and understand this Agreement and who have a need to know the information in order to achieve the purposes of this Agreement without the prior consent of CUI Global; (e) not modify any of the Confidential Information without the prior written consent of CUI Global; (f) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (g) relinquish to CUI Global and require all of its employees, officers, and agents, to relinquish to CUI Global all rights it may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information; promptly deliver to CUI Global any such matter as CUI Global may direct at any time and not retain any copies or other reproductions thereof.

12.2 Confidential Information will not include any information that: (a) becomes publicly known without fault or breach on the part of INGENION; (b) CUI Global provides to others without restriction on disclosure; (c) INGENION obtains from a third party without breach of a nondisclosure obligation and without restriction on disclosure; (d) is already known to INGENION prior to its disclosure by CUI Global or (e) must be disclosed by INGENION by statutory or regulatory provision, or court order, provided, however, that INGENION provides notice thereof to CUI Global together with the statutory or regulatory provision or court order on which such disclosure is based, as soon as practicable prior to such disclosure.

12.3 INGENION recognizes and agrees that the Products may incorporate certain Confidential Information which is proprietary to CUI Global, including, without limitation, software

source and object codes ("Product Technology"). All Product Technology is and shall remain the property of CUI Global. Subject to the provisions of Section 12.2, during the term of this Agreement and for a period of three years thereafter, INGENION will not (i) directly or indirectly, manufacture, process, label, package, supply, or sell, any Product, or other products utilizing Product Technology, except as contemplated by the terms of this Agreement; or (ii) carry on or engage in, directly or indirectly, on its own or through any individual, partnership, company, association, or entity, any business or other activity utilizing Product Technology.

12.4 All CUI Global Intellectual Property will remain the sole and exclusive property of CUI Global. INGENION shall, during the term of this Agreement and at all times thereafter, keep in confidence all of the Intellectual Property and CUI Global Intellectual Property received and developed by it. INGENION shall not use, replicate, distribute, share or disclose to any person or entity the Intellectual Property and CUI Global Intellectual Property, other than as may be expressly permitted by a separate written agreement signed by CUI Global. INGENION shall take reasonable steps to prevent unauthorized disclosure or use of the Intellectual Property and CUI Global Intellectual Property and to prevent it from falling into the public domain or into the possession of unauthorized persons. Each of the parties to this Agreement agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purpose or intent of this Agreement including an assignment of Intellectual Property and CUI Global Intellectual Property rights, provided that no additional obligations or costs shall be incurred as a result of such document or instrument.

12.5 Within the period of 12 months after the last day that CUI Global has requested work under this Agreement, CUI Global shall make no offers of employment or consulting engagements to INGENION personnel (which, for the purposes of this Section 12.5, shall include full time, part time, permanent and temporary employees and independent consultants and contractors), and shall ensure that no affiliate of CUI Global, to which CUI Global has provided information about such personnel, shall make any such offers to INGENION personnel. Should any such personnel be hired or engaged by CUI Global or such an affiliate within such time period, CUI Global agrees to pay as liquidated damages to INGENION a fee equal to 75% of the total annualized compensation to such personnel.

12.6 Within the period of 12 months after the last day that CUI Global has requested work under this Agreement, INGENION shall make no offers of employment or consulting engagements to CUI Global personnel (which, for the purposes of this Section 12.5, shall include full time, part time, permanent and temporary employees and independent consultants and contractors), and shall ensure that no affiliate of INGENION, to which INGENION has provided information about such personnel, shall make any such offers to CUI Global personnel. Should any such personnel be hired or engaged by INGENION or such an affiliate within such time period, INGENION agrees to pay as liquidated damages to CUI Global a fee equal to 75% of the total annualized compensation to such personnel.

SECTION 13.0 - RIGHT TO TERMINATE

13.1 In the event that either party is in material breach of any of its obligations under this Agreement, then the other party may give written notice of such breach to the defaulting party and request remedy of such breach. If the party in breach fails to remedy such breach within 30 days after the date of notice then this Agreement may be terminated immediately by written notice of termination given by the complaining party.

13.2 Notwithstanding the provisions contained in Section 13.1, either party may terminate this Agreement by written notice to take effect immediately upon receipt thereof by the other

party in the event that the party receiving notice has become bankrupt or insolvent or has made an assignment for the benefit of creditors, or a receiver is appointed for its business or a voluntary or involuntary petition of bankruptcy is filed, or proceedings for the reorganization of the party are instituted.

SECTION 14.0 - EFFECT OF TERMINATION

14.1 Upon termination of this Agreement:

(a) CUI Global shall pay to INGENION, in compliance with the terms of paragraph 4.2 of this Agreement, all monies due and owing pursuant to this Agreement, including without limitation, any remaining payments for Inventory, Property, work in process and finished Products then being held by INGENION

(b) At the option of CUI Global, and provided that CUI Global has made the payments required under Section 14.1(a) and is otherwise not in breach of this Agreement, INGENION shall continue to provide the Services and manufacture the Products as contemplated under this Agreement for such term as may be agreed upon by the parties, except that payment to INGENION for Products and Services shall be on such consignment or value added basis as may be agreed upon by the parties.

(c) Promptly after the later of the termination of this Agreement and the termination of the ongoing arrangement referred to in Section 14.1(b):

(i) the parties shall facilitate the transfer of all of Property then being held by INGENION to CUI Global including all documentation relating thereto;

(ii) INGENION shall return all original design drawings, copies of drawings, Specifications, written descriptions, and other recorded technical information furnished to INGENION by CUI Global pursuant to this Agreement;

(iii) INGENION shall transfer to CUI Global all CUI Global Intellectual Property developed by INGENION for use in production of the Products as described in p 12.4 and otherwise described in this Agreement;

(iv) CUI Global shall transfer to INGENION all Intellectual Property developed by INGENION for use in production of the Products as described in p 12.4 and otherwise described in this Agreement; and

(iv) each party shall cease to use the documentation and information provided to it by the other party pursuant to the provisions of this Agreement.

14.2 The following Sections shall survive the expiry or termination for any reason of this Agreement: 5.1, 5.2, 7.1, 7.3, 7.4, 7.5, 7.6, 7.7, 11.1, 11.2, 11.3, 11.4, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 14.1, 16.1, 17.1 and 18.1 to 18.10, together with any payment obligations arising prior to such expiry or termination.

SECTION 15.0 - FORCE MAJEURE

15.1 None of the parties shall be liable for any failure or omission in the performance of any provision of this Agreement, if failure is caused by or shall arise directly or indirectly, from acts of God, government orders, legislation, or regulations, embargoes, fire, storm, floods, strikes, labor trouble, wars, riots, failure of carriers or suppliers to transport or furnish materials or other contingencies beyond the reasonable control of the parties. INGENION shall, however, give prompt notice to CUI Global in the event of the occurrence of any of the above contingencies that INGENION expects will delay the delivery of the Services or any part thereof in a timely manner. Any notice from INGENION shall include its estimate as to the expected period of delay. Upon receipt of such notice or upon CUI Global becoming aware of the occurrence of any of the above contingencies which CUI Global reasonably expects will delay the delivery of the Services or any part thereof, CUI Global shall be free to obtain some or all of the Services without delay and without penalty that are expected to be the subject of delay

from other suppliers during such period notwithstanding its obligations to under this Agreement. In such circumstances, INGENION shall co-operate with CUI Global and any new suppliers to achieve a smooth, effective and expeditious transition and INGENION shall deliver any Property as directed by CUI Global during the period of delay. INGENION shall be entitled to give notice to CUI Global following resolution of any outstanding difficulties resulting from any such contingency in respect of which it has given notice, or that CUI Global became aware of, that INGENION is then in a position to provide the affected Services in a timely manner in accordance with the provisions of this Agreement. In any event, CUI Global shall then deal with INGENION in connection with the provision of the affected Services commencing on the 30th day following receipt of such notice from INGENION.

SECTION 16.0 – DISPUTE RESOLUTION

16.1 The parties hereby agree that in the event any of the terms and conditions contained in this Agreement must be enforced by reason of any failure of observance or of performance by any of the parties hereto, in each such instance, the parties to this Agreement agree that exclusive jurisdiction and venue shall properly lie in the Fourth Judicial Circuit of the State of Oregon, in and for Multnomah County, Oregon, or in the United States District Court for the District of Oregon (Portland Division), with respect to any legal proceedings arising from this Agreement.

(a) Prior to initiating judicial litigation, the parties hereby agree to submit any disagreement or claim arising from this agreement to mediation before a mutually agreeable mediator under the rules and regulations set forth by the American Arbitration Association as applied to mediations.

SECTION 17.0 - NOTICE

17.1 Any notice required or permitted to be given for the purposes of this Agreement shall be in writing and shall be sufficiently given if personally delivered to an officer of the party by facsimile, courier or registered letter, postage prepaid and:

(a) if to INGENION, addressed to:
Ingenion Design Ltd
Kym Road, Bicton Industrial Park,
Kimbolton, Cambridgeshire. PE28 0LW
United Kingdom
Attn: President Peter Dyke

(b) if to CUI Global, addressed to:
CUI Global Inc.
20050 SW 112th Avenue
Tualatin, Oregon 97062
Attn: President William J. Clough

and such notice shall be deemed to have been given on the day it was personally delivered or sent by facsimile or on the fifth business day after mailing; provided, however, if after the time of mailing of any such notice and prior to delivery, normal postal service is interrupted through strikes or other similar irregularities, then such notice shall be deemed to have been received on the fifth business day following the resumption of normal mail service. Any party may from time to time change its address for the purpose of receipt of any such notices by giving written notice of such change to the other party in the manner described.

SECTION 18.0 - GENERAL PROVISIONS

18.1 Nothing contained in this Agreement shall constitute a joint venture or partnership between the parties hereto, or empower a party to bind the other.

18.2 Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

18.3 The division of this Agreement into sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

18.4 Each party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary to give effect to the provisions of this Agreement.

18.5 Except as otherwise contemplated hereby; each party hereto shall pay its own expenses relating to the negotiation, execution, delivery and performance of this Agreement, and in respect of satisfying its obligations hereunder. In the event litigation is instituted between the parties with respect to all or any part of this Agreement, the prevailing party therein shall be entitled to recover, in addition to all other relief obtained, its costs, expenses and fees, including reasonable attorneys' fees, incurred in such litigation. To the extent practicable, such legal fees shall be allocated among the matters involved in such litigation directly attributable to the issues upon which such party prevailed.

18.6 This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal. No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each party to this Agreement.

18.7 This Agreement inures to the benefit of and binds the parties and their respective successors and permitted assigns.

18.8 If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a) the legality, validity or enforceability of the remaining provisions of this Agreement; or
(b) the legality, validity or enforceability of that provision in any other jurisdiction.

18.9 Amounts to be paid or calculated under this Agreement are to be paid or calculated in currency of the United States of America or in the currency of the United Kingdom as mutually agreed.

18.10 No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement entitled to grant the waiver. No failure to exercise and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

Signature Page Follows

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the respective dates set out below.

INGENION DESIGN Ltd.

By: /s/ ____________________ This 8 day of ~~January~~ MARCH 2011
(Authorized Signing Officer)

Print Name: PETER DYKE

Job Title: MANAGING DIRECTOR

CUI Global Inc.

By: /s/ ____________________ This 15 day of ~~January~~ MARCH 2011
(Authorized Signing Officer)

Print Name: W.J. CLOUGH

Job Title: PRESIDENT/CEO

CUI Global, Inc.

Schedule 1.17

Definition of Products

"Products" as defined at the date of this Agreement are: the GasPT2 natural gas metering device along with associated monitoring, connecting, and programming elements as contracted in this Agreement. The definition of "Products" is subject to change from time-to-time by mutual agreement of the parties hereto.

CUI Global

INGENION